Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Acer Therapeutics Inc.

Newton, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-264378 and 333-261342), S-1 (No. 333-253838) and Form S-8 (Nos. 333-263241, 333-253742, 333-237265, 333-230133, 333-224942, and 333-221566) of Acer Therapeutics Inc. of our report dated March 27, 2023, relating to the financial statements which appears in this Annual Report on Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Boston, Massachusetts

March 27, 2023

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.